EXHIBIT 8.1



8.1  Principal subsidiaries of The Royal Bank of Scotland Group plc

The principal subsidiary undertakings of the Company are shown below. Their capital consists of ordinary and preference shares which are unlisted with the exception of certain preference shares issued by NWB Plc. RBS plc, NWB Plc and RBS Life Holdings are owned by the Company, and all of the other subsidiary undertakings are owned directly, or indirectly through intermediate holding companies, by RBS plc or by NWB Plc, and are all wholly-owned. All of these subsidiaries are included in the Group's consolidated financial statements and have an accounting reference date of 31 December.

                                                                                                            Country of
                                                                                                         incorporation
                                                                                                         and principal
                                                                                          Nautre of               area
                                                                                           business       of operation
                                                    -----------------------------------------------    ----------------

  The Royal Bank of Scotland plc                                                            Banking       Great Britain
  Citizens Financial Group, Inc.                                                            Banking                 USA
  Direct Line Insurance plc                                                               Insurance       Great Britain
  The Royal Bank of Scotland International Limited                                          Banking              Jersey
  National Westminster Bank Plc (1)                                                         Banking       Great Britain
  Coutts & Co (2)                                                                   Private banking       Great Britain
  Coutts Bank (Switzerland) Limited                                                 Private banking         Switzerland
  Greenwich Capital Markets Inc                                                       Broker dealer                 USA
  Lombard North Central PLC                      Banking, credit finance, leasing and hire purchase       Great Britain
  National Westminster Home Loans Limited                                     Home mortgage finance       Great Britain
  Ulster Bank Limited (3)                                                                   Banking    Northern Ireland
  RBS Life Holdings Limited                                                          Life assurance       Great Britain


Notes:
(1)  The Company does not hold any of the NatWest preference shares in issue.
(2)  Coutts & Co is incorporated with unlimited liability.
(3) Ulster Bank Limited and its subsidiary undertakings also operate in the Republic of Ireland.